Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Criteo S.A.

Paris, France

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2014, relating to the consolidated financial statements of Criteo S.A. and subsidiaries, appearing in the Annual Report on Form 20-F for the year ended December 31, 2013 filed with the Commission on March 6, 2014 and in the Prospectus filed by the Company on March 21, 2014 pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-194347 on Form F-1.

/s/ Deloitte & Associés

Represented by Fabien Brovedani

Neuilly-sur-Seine, France

July 11, 2014